Exhibit 10.26

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into between Patrik Eriksson (“Employee” or “you”), and DH Dental Employment Services LLC (“the Company”).

1.Separation of Employment. Your last day of employment is December 31, 2023 (“Termination Date”). Regardless of whether you sign this Agreement, you will receive all wages to which you are entitled through your Termination Date. Group medical, dental, vision and prescription drug benefits, and group and dependent life insurance coverage for which you are eligible just before the termination date will continue through the end of the calendar month in which the Termination Date occurs. All other benefits, including but not limited to any accrual of or eligibility for Accident Death & Dismemberment, vacation, sick leave, holiday pay, and any other employee benefits and privileges, including short-term and long-term disability, Flexible Spending Accounts and 401k contributions shall cease on your Termination Date, and any vested benefit shall be governed by the terms of the applicable benefit plan. You may elect continued coverage at your sole expense for medical, dental, vision, and prescription drug benefits (collectively “group health coverage”) pursuant to the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and you will receive COBRA information under separate cover.
2.Severance Benefits. If you sign and do not revoke this Agreement, after the Effective Date you will receive, in accordance with the terms of the Envista Holdings Corporation Severance and Change In Control Plan (the “Plan”):
a.Severance Pay in the total gross amount of $935,000, less applicable taxes and withholdings, which represents the equivalent of 12 months of your base salary plus your annual bonus target amount. The portion representing your base salary will be payable in installments administered on the Company’s normal payroll dates over a 12-month period. The portion representing your annual bonus target amount will be paid at the same time bonuses are payable pursuant to the Company’s ICP;
b.A lump sum payment representing your pro-rated ICP for 2023 based on actual performance for 2023, as confirmed by the Company’s Compensation Committee at its February 2024 meeting. This lump sum ICP payment will be payable at the same time bonuses are paid under the Company’s ICP, shall be subject to standard withholding and payroll deductions and the Company will issue an IRS Form W-2 to you reflecting this payment.
c.A lump sum payment equal to the amount the Company would have otherwise contributed toward your group health, prescription, vision and dental coverage premiums as an active employee for 12 months, in the total amount of $22,000, less applicable taxes and withholdings. The company will issue an IRS Form W-2 to you reflecting this payment.
If you become reemployed by the Company or Released Parties (as defined below), Severance Pay will cease and you will be required to reimburse the applicable portion of COBRA coverage lump sum, pursuant to the terms of the Plan. If you breach the Confidentiality, Non-Disparagement, or Continuing Obligations provisions of this Agreement, Severance Pay will cease and you will be required to repay all Severance Pay and COBRA lump sum paid to you, except for two hundred dollars ($200.00).
3.Release. You, on behalf of yourself and your representatives, heirs, successors and assigns, release and forever discharge the Company and its parents, subsidiaries, any of its present or past affiliates, plus its and their present and former shareholders, officers, directors, members, agents, employees, attorneys, insurers, employee benefit plans and their administrators, successors, and assigns (collectively, “Released Parties”) from all claims and liabilities of every kind – whether known or unknown to you now – which you may now have or have ever had up through the date you sign this Agreement. This release includes, but is not limited to, all claims under any federal, state, or local law, regulation or legal cause of action (collectively, “Released Claims”) arising out of your employment with the Company or the termination of that employment. This means you give up all claims and rights related to: pay, compensation, or benefits including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or separation pay/benefits; compensatory, emotional or mental distress damages, punitive or liquidated damages, attorney fees, costs, interest or penalties; violation of express or implied employment contracts, covenants, promises or duties, intellectual property or other proprietary rights; unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters; discrimination, harassment or retaliation based on age (including Age Discrimination in Employment Act or “ADEA” claims), benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, gender identity and expression, genetic information, immigration status, income source, jury duty, leave rights, military status, national origin, parental status, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower activity (including Sarbanes-Oxley, Dodd-Frank and False Claims Act claims), other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination, harassment or retaliation; and any participation in any class or collective action against any Released Party.
Nothing in this Release section or anything else in this Agreement limits or otherwise affects: claims for workers’ or unemployment compensation; claims that arise after you sign this Agreement; claims to enforce this Agreement; and any other claims that cannot lawfully be waived. Nothing in this Agreement limits your right to: file a charge with, provide information (including testimony) to, or participate in an investigation or proceeding conducted by any federal, state or local government agency; report possible violations of any law or regulation to any such agency; make other disclosures protected under whistleblower provisions of any law or regulation; or file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you are entitled. Regardless of the above, you expressly waive all rights to recover money or other individual relief in connection with any administrative or court action related in any way to any claim covered by this section, whether brought by you or on your behalf. However, you may recover money properly awarded by the U.S. Securities and Exchange Commission as a reward for providing information to that agency.
1.1.State Law Release and Exclusion Provisions. The applicable state provisions below are part of this Agreement:
California. Because you reside or last worked for the Company in California, you expressly waive the protection of Section 1542 of the California Civil Code, which states that: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS
OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”. In addition, nothing in any part of this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. You acknowledge this Agreement is voluntary, deliberate, and informed, provides consideration of value to you, and you have been given notice and an opportunity to retain an attorney or are represented by an attorney. You therefore acknowledge that this Agreement is a voluntary severance agreement as that term has been defined under California law.
Act.

4.Representations and Promise Not To Sue. You represent that: a) you have not filed nor caused to be filed any lawsuits or arbitrations against any Released Party in any forum; b) you have been paid all compensation owed for all hours worked; c) you have received all leave and leave benefits and protections for which you were eligible under any law; and d) you have not suffered any on-the-job injury for which you have not already filed a claim. Your further agree never to sue any Released Party for any reason covered by the General Release in Section 3 above. If you sue a Released Party in violation of this Agreement: (i) you shall be required to pay that Released Party’s reasonable attorney fees and other litigation costs incurred in defending against your suit; or alternatively (ii) the Company can require you to return all but two hundred dollars ($200.00) of the money and benefits provided to you under this agreement. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Agreement.
5.Confidentiality. This Agreement is confidential. You agree never to disclose its contents to anyone except: (i) as may be required by law; and (ii) to your spouse, attorney and/or tax and financial advisors, but only if they first agree to keep this information confidential. If you are compelled by subpoena or judicial order to disclose any contents of this Agreement, then before such disclosure you will immediately provide the Company a copy of the subpoena or judicial order, by overnight delivery and e-mail, to: Wendy Kushner, Vice President and Assistant General Counsel, Labor & Employment, 200 S. Kraemer Blvd, Brea, CA 92821, wendy.kushner@envistaco.com. You will allow the Company seven business days to intervene before responding to the order or subpoena.

6.Non-disparagement. Subject to the limitations in the Release and any applicable State Law Release and Exclusion provisions, you will not orally or in writing disparage the Company, or its officers, directors, or employees in any way likely to harm their business, business reputation, or personal reputation, subject to applicable protections in this Agreement. However, you may respond accurately and fully to any inquiry or request for information when required by legal process. The Company agrees that it will not, and will instruct its Board of Directors and the members of executive management (and use commercially reasonable efforts to ensure compliance with such instruction) to not, make any oral or written communication (including on social media) that is intended to disparage, or has the effect of disparaging Employee.
7.Time to Consult, Consider. You are being advised to consult with an attorney before signing this Agreement. You may consider this Agreement for twenty-one (21) days before signing. You may sign the agreement at any time within the 21-day period but in no event earlier than your Termination Date.
8.Right to Revoke. Consistent with applicable law, if you are age 40 or over, if you wish you may revoke this Agreement within seven (7) days after signing. (If you work or reside in Minnesota, consistent with applicable law, you may revoke fifteen (15) days after signing, regardless of your age). To revoke, you must send a written notice of revocation within the applicable 7- or 15-day time period to Wendy Kushner at wendy.kushner@envistaco.com. If you revoke, you will not receive any severance pay. If you do not revoke, this Agreement will be enforceable the day after the applicable 7- day revocation period expires (the “Effective Date”).
9.Integration and Continuing Obligations. You acknowledge and reaffirm your continuing post- termination obligations under any non-disclosure, confidentiality, intellectual property, non-solicitation and/or noncompetition agreement you previously signed pertaining to the Company’s interests. Those obligations are hereby incorporated and made part of this Agreement, and are to be read together and in conformity with the following continuing obligations, which together along with the rest of this Agreement constitute the entire agreement between the Parties and supersedes any other agreements and understandings about your employment or the termination of your employment:
a.You agree you had access to a variety of trade secret and/or confidential and proprietary information relating to the Company’s business and/or other information which has not been made available to the general public (“Confidential Information”). You acknowledge and agree that such Confidential Information is Company property and you shall not, directly or indirectly, use or disclose it for your own or a third party’s benefit. Notwithstanding the above and any other continuing post-termination obligations that apply to you, pursuant to the federal Defend Trade Secrets Act, you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.
b.You also agree that for twelve (12) months after your Termination Date, you will not, directly or indirectly, attempt to hire, engage the services of, or employ in any manner any person who was an executive, management, sales and marketing, operations, research and development, or information technology employee or contractor of the Company or Released Parties in the six months preceding your Termination Date and who possesses or had access to Confidential Information. If you are a California employee, you shall not either directly or indirectly use Envista trade secrets or confidential information to solicit, induce, recruit or encourage any of Envista employees or consultants to terminate their relationship with Envista, or attempt to solicit, induce, recruit, encourage or take away, hire, or otherwise engage the services of employees or consultants of Envista, either for yourself or for any other person or entity.
10.Governing Law. This Agreement shall be governed by and construed in accordance with the law of the state where you resided while providing services to the Company, unless federal law governs.
11.Return of Company Property and Cancellation of Accounts. You represent that you have returned (or you will before receiving any separation pay) all Company property in your possession or control, including any documents or confidential information (originals, hard copy, and electronic versions, such as emails, files, presentations, records and reports), laptop or other computer and all peripherals, cellular phone, and other business equipment, work product, and software. You further confirm that you have cancelled any accounts for your benefit in the Company’s name, including but not limited to credit cards and cellular phone accounts. You also agree to reconcile promptly any outstanding expense accounts and timely submit any final reimbursement requests.
12.Future Cooperation. You agree to cooperate with the Company and to respond to reasonable inquiries and requests for information by the Company, with reasonable notice, in connection with any legal matters in which you are involved or may become involved relating to matters arising during your employment with the Company. Your agreement to cooperate and provide responses shall not be construed as requiring you to provide anything other than truthful information, regardless of whether it is favorable or unfavorable to the Company, nor as creating any employment relationship between you and the Company.
13.IRC §409A. Each of the payments of severance and continued medical benefits (if any) are designated as separate payments for purposes of IRC §409A. Any such payments which are not exempt from IRC §409A shall be paid in the time and form as set forth in this Agreement and no person shall have the right or ability to later change the time and form of payment. Notwithstanding the preceding, if IRC §409A requires, payments under this Agreement which are not exempt and which are to be made during the first six months following your termination shall be withheld and the amount of the payments withheld shall be paid in a lump sum, without interest, during the seventh month following your termination. You and not the Company are responsible for any tax penalties that may be imposed on you as a result of IRC §409 A.
14.Electronic Transmissions. If you received this document electronically through an e-signature application, you may review and sign this Agreement digitally within twenty-one (21) days. If you received an email or hard-copy of this Agreement without an e-signature application, you can sign and send it back to the Company through e-mail (pdf scan), or by U.S. mail, within 21 days, to your HR Business Partner, Vicki Perry at vicki.perry@envistaco.com.

15.Knowing and Voluntary Release. You agree that you are signing this Agreement voluntarily and of your own free will and not because of any threats or duress. You affirm that no promises or agreements of any kind (other than those in this Agreement) have been made to or with you by any person or entity that would cause you to sign this Agreement. You have had an opportunity to review the terms of this Agreement with an attorney of your choice. You agree that you have carefully read this Agreement and understand its contents, freely and voluntarily assent to all terms and conditions contained in this Agreement, sign your name of your own free will, and intend to be legally bound by this Agreement

EMPLOYEE	COMPANY
Sign: /s/ Patrik Eriksson	Sign: /s/ Mark Nance
Print: Patrik Eriksson	Print: Mark Nance
Date: January 1, 2024	Title: General Counsel
Date: January 4, 2024